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                                                                   EXHIBIT 10.10

                               REVISED & RESTATED
                                ROYALTY AGREEMENT

This Royalty Agreement (this "Agreement"), dated as of July 16, 2003 (the "Effective Date"), is entered into by and between EpiCept Corporation, successor-in-interest of American Pharmed Labs, Inc., a corporation organized under the laws of Delaware and having its principal place of business at 270 Sylvan Avenue, Englewood Cliffs, NJ 07632 ("EpiCept") and R. Douglas Cassel, M.D., an individual with his principal place of business at 4401 Fargreen Road, Harrisburg, PA 17110 ("Cassel").

WHEREAS:

EpiCept owns the entire right, title and interest in, to and under the inventions described in U.S. patent application. Serial No. 09/425,925 (the "'925 application"), entitled, "Local Prevention or Amelioration of Pain from Surgically Closed Wounds," which issued as U.S. Patent No. 6,383,511 (the "'511 Patent") to Cassel, as the inventor.

For consideration as described herein, Cassel has assigned his entire right, title and interest in, to and under the inventions described in the '925 application to EpiCept (Exhibit A).

EpiCept and Cassel originally entered into that certain Royalty Agreement, dated October 6, 1999. EpiCept and Cassel intend and desire that this Agreement amends and restates the Original Agreement in its entirety and in particular the parties expressly acknowledge and agree that this Agreement contains a consulting arrangement with Cassel and, among others, modified and amended financial provisions and due diligence provisions.

IT IS HEREBY AGREED as follows:

1.0   Definitions

            1.1 Affiliate: The term "Affiliate" means, with respect to any person, entity, or any other person or entity that it directly or indirectly controls, is under common control with, or is controlled by that person or entity. For purposes of this definition, "control" (including with correlative meaning, the terms "controlled by" and under "common control with"), as used with respect to any person, or entity, means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract, or otherwise.

            1.2 Cassel Technology: The term "Cassel Technology" means all copyrightable material, notes, records, inventions, improvements, developments, discoveries and trade secrets conceived, made by or discovered by Cassel outside of the performances of his services.

            1.3 Effective Date: The term "Effective Date" means the date set forth in the preamble to this Agreement.

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            1.4 First Commercial Sale: The term "First Commercial Sale" means, after all necessary marketing approvals have been obtained in a relevant country, the initial transfer of a Product in such country to a third party customer not controlled by EpiCept in exchange for cash or some cash equivalent to which a value can be assigned for the purpose of determining "Net Sales."

            1.5 Patent: The term "Patent" means the '511 Patent and any other patent issued by the U.S. Patent and Trademark Office or any comparable foreign authority that results from the '925 application, including, without limitation U.S. Patent application Serial No. 10/137,685, filed May 3, 2002..

            1.6 Product: The term "Product" means any composition of matter, material, device, apparatus, or system developed by EpiCept for the treatment of pain from surgically closed wounds, which the making, using, offering for sale, sale or importation by an unlicensed third party, would infringe one or more issued claims of a Patent.

            1.7 Net Sales: The term "Net Sales" means gross sales of the Products invoiced by EpiCept or any of its Affiliates to a third party, but not to an Affiliate, and accepted by the third party, less shipping costs, returns, allowances, and taxes.

            1.8 Territory: The term "Territory" means a territory consisting of the entire world.

            1.9 Royalty Year: The "Royalty Year" shall be a twelve-month calendar year ending on December 31, except that the first Royalty Year, if the First Commercial Sale of Product should occur during the year, may be less than twelve months.

2.0   Royalty

            2.1 Monthly Payment: Within *** business days after the end of each calendar month, EpiCept shall pay to Cassel a payment of four thousand United States Dollars ($4,000) for a period of three (3) years from the Effective Date. Such monthly payments shall be fully creditable against future royalty payments to Cassel, provided that no more than *** of the total annual payments shall be credited to the royalties payable to Cassel in any one Royalty Year.

            2.2 Amount of Royalty: EpiCept shall pay to Cassel, on a country-by-country, Product-by-Product basis, a royalty of *** of Net Sales of Product per Royalty Year.

            2.3 No Multiple Royalties: No multiple royalties shall be payable in the event that any Product or the manufacture, use or sale thereof is covered by more than one patent included in the Patent.

            2.4 Payment: EpiCept shall submit a payment to Cassel annually that is equal to the royalties due for that Royalty Year, less applicable withholding taxes and credits, except that EpiCept shall reserve and hold back *** of the royalty payment each Royalty Year to account for returns, allowances, and write-offs of customer accounts. The reserved royalty payment, adjusted for returns, allowances, and write-offs of customer accounts, will be paid

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      with the following Royalty Year's royalty payments. The royalty payments to Cassel shall be made within *** days of the end of each Royalty Year in which Net Sales occurred. With each royalty payment, EpiCept shall submit to Cassel an itemized statement setting forth the amount of Net Sales during the Royalty Year and the royalties accrued.

              2.5 Records: The books and records of EpiCept which relate to the royalties under this Agreement shall be open for inspection by an independent accounting firm appointed by Cassel (subject to the consent of EpiCept, such consent not to be unreasonably withheld or delayed) for the sole purpose of verifying royalty payments during regular business hours at such place or places where such books and records are customarily kept and upon suitable written notice, but not more frequently than once each year. The relevant records shall be maintained by EpiCept for a period of three
     (3) years after the expiration or termination of this Agreement. The cost of any such inspection shall be paid by Cassel. Any books and/or records received from EpiCept during the course of any such inspection shall be kept confidential.

3.0   Term and Termination

            3.1 Term: The Term of this Agreement shall begin on the Effective Date, and unless sooner terminated by the parties as herein provided, shall continue in full force and effect, on a country-by-country and Product-by-Product basis, until the date of expiration of expiration of the last to expire patent within the Patent.

            3.2 Termination:

                  (a) At Will: *** years after the Effective Date, EpiCept may terminate this Agreement and all of its obligations hereunder at any time upon *** days advance written notice to Cassel, if a patent within the Patent is determined to be invalid and/or unenforceable.

                  (b) By Mutual Agreement: EpiCept and Cassel may terminate this Agreement at any time by mutual written agreement.

                  (c) For Breach: Except as set forth in Section 5.6, if either party breaches this Agreement, the non-breaching party, at its option, may terminate this Agreement, provided that the non-breaching party has provided written notice to the breaching party of the breach and the non-breaching party's intention to terminate this Agreement, and the breaching party has failed to cure its breach within ninety (90) days following the date such notice was received by the breaching party.

4.0   Due Diligence

            4.1 Due Diligence: EpiCept by itself, or through its Affiliates or licensees, throughout the Term, shall use commercially reasonable efforts to proceed with the development and commercialization of Product through a program for exploiting the Patent, consistent with reasonable business practices and judgments.

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5.0   Consulting Arrangements

            5.1 Services and Compensation:

                  (a) Cassel agrees to provide general scientific consulting services for EpiCept and in particular, EpiCept expects such services to involve the development and commercialization of Product ("Services") for a period of three (3) years from the Effective Date ("Consulting Term as defined herein below), with each twelvemonth
                        (12) month period designated a Consulting Year. EpiCept agrees to give Cassel three (3) days advance notice of EpiCept's need for Cassel to perform the Services, and Cassel agrees to perform such Services upon EpiCept's request, unless Cassel has a valid excuse in which case the parties shall agree to a mutually acceptable date for Cassel to perform such Services.

                  (b) During the Consulting Term, EpiCept agrees to pay to Cassel *** per day (each day being eight (8) hours) for the performance of the Services. Such payment shall be made within *** business days after receipt of a detailed invoice by EpiCept. Such invoice shall include a description of the Services performed by Cassel and the number of hours of Service. In any Consulting Year that EpiCept does not use Cassel's Services for *** days, EpiCept shall, within *** days after the end of such year, pay to Cassel the difference between the amount paid to Cassel up to that date and the ***. For purposes of clarity, EpiCept. shall pay to Cassel a minimum of *** per Consulting Year for Services during the Consulting Term, regardless of whether or not EpiCept has utilized Cassel's Services during any Consulting Year.

            5.2 Confidentiality:

                  (a) "Confidential Information" means any and all proprietary information, technical data, trade secrets or know-how provided by EpiCept to Cassel, as well as any information, data, trade secrets or know-how developed by Cassel in the course of providing the Services to EpiCept whether provided in written, oral, graphic, visual, video, computer or other form, including, but not limited to, research and product plans, products, services, customer lists and customers (including, but not limited to, customers of EpiCept on whom Cassel called or with whom Cassel became acquainted during the Consulting Term), markets, developments, inventions, processes, formulas, technology, marketing, finances or other business information.

                  (b) Cassel shall not, during or subsequent to the Consulting Term, use Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of EpiCept, or disclose Confidential Information to any third party. It is understood and agreed that

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                        Confidential Information also includes such information
                        received during Cassel's initial consulting agreement with EpiCept. Cassel agrees that Confidential Information shall remain the sole property of EpiCept. Cassel further agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. Notwithstanding the above, Cassel's obligation under this Section 5.2 (b) relating to Confidential Information shall not apply to information:

                              (i) which is already known to Cassel (other than
                        under an obligation of confidentiality), at the time of disclosure by EpiCept to the extent that Cassel has documentary evidence to that effect;

                              (ii) which is generally available to the public or
                        otherwise part of the public domain at the time of its disclosure to Cassel;

                              (iii) which becomes generally available to the
                        public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of Cassel in breach of Cassel's confidentiality obligations under this Agreement;

                              (iv) which is subsequently lawfully disclosed to
                        Cassel by a third party who had no obligation to EpiCept not to disclose such information to others;

                              (v) which is approved for release by EpiCept in
                        writing.

                  (c) Cassel shall not, during the Consulting Term, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Cassel has an agreement or duty to keep in confidence information acquired by Cassel in confidence and that Cassel shall not bring onto the premises of EpiCept any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

                  (d) Cassel recognizes that EpiCept has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on EpiCept's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Cassel agrees that Cassel owes EpiCept and such third parties, during the Consulting Term and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for EpiCept consistent with EpiCept's agreement with such third party.

                  (e) Upon the termination of the Consulting Term, or upon EpiCept's earlier request, Cassel shall deliver to EpiCept all of EpiCept's property relating

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                        to, and all tangible embodiments of, Confidential
                        Information in Cassel's possession or control.

                  (f) The obligations of Cassel under this Section 5.2 shall continue in full force and effect for three (3) years after termination of Cassel's performance of the Services.

            5.3 Ownership:

                  (a) Cassel agrees that all copyrightable material, notes, records, inventions, improvements, developments, discoveries and trade secrets (collectively, "Inventions") conceived, made or discovered by Cassel in performing the Services, solely or in collaboration with others, during the Consulting Term relating to the business of EpiCept shall be the sole property of EpiCept. In addition, to the extent allowed by law, any Inventions which constitute copyrightable subject matter shall be considered "works made for hire", as that term is defined in the United States Copyright Act. Cassel further agrees to assign (or cause to be assigned) and does hereby assign fully to EpiCept all such Inventions and any copyrights, patents or other intellectual property rights relating thereto.

                  (b) Upon termination of the Consulting Term, or upon EpiCept's earlier request, Cassel shall deliver to EpiCept all of EpiCept's property relating to, and all tangible embodiments of, Inventions in Cassel's possession or control.

                  (c) Cassel agrees to assist EpiCept, or its designee, at EpiCept's expense, to obtain and from time to time enforce and defend EpiCept's rights in the Inventions and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, and to execute all documents reasonably necessary for EpiCept to do so.

                  (d) Cassel agrees that if in the course of performing the Services, Cassel incorporates into any Inventions developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Cassel or in which Cassel has an interest ("Item"), EpiCept is hereby granted and shall have a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, reproduce, display. use and sell such Item as part or in connection with such inventions.

            5.4 Option to Cassel Technology: Cassel hereby grants to EpiCept an exclusive option to obtain an exclusive, worldwide license to any Cassel Technology. Cassel shall provide to EpiCept a written notice of any such Cassel Technology and a summary detailing any such Cassel Technology. EpiCept shall have the right to exercise its option under this Section 5.4 within *** months of receipt of the written notification and summary by written notice to Cassel indicating that EpiCept is exercising its option, whereupon the parties shall

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      negotiate in good faith the terms and conditions for an agreement for a
      *** month negotiation period, extendible upon mutual agreement. If EpiCept does not exercise its option(s) within the *** month option period or enter into a definitive agreement with Cassel within the *** month negotiation period or any agreed upon extension period, Cassel shall have no further obligation to EpiCept regarding any such Cassel Technology, provided, however, that EpiCept's failure to exercise its option or enter a definitive agreement with respect a particular Cassel Technology shall not affect EpiCept' s exclusive option to obtain an exclusive license for any other Cassel Technology. Cassel shall not enter into any negotiations or agreement with a third party during the *** month option period or any particular negotiation period, whichever is longer.

            5.5 Reports: Cassel agrees that Cassel will from time to time during the Consulting Term or any extension thereof (as mutually agreed upon by the parties in writing) keep EpiCept advised as to Cassel's progress in performing the Services hereunder and that Cassel shall, as requested by EpiCept, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of the Services by Cassel. Reports prepared by Cassel shall be the sole property of Cassel.

            5.6 Conflicting Obligations: Cassel certifies that Cassel has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Cassel from complying with the provisions hereof, and further certifies that Cassel shall not enter into any such conflicting agreement during the Consulting Term or any extension thereof.

            5.7 Term and Termination for Consulting Arrangements:

                  (a) Cassel's obligation to perform the Services and EpiCept's obligation to compensate Cassel for the Services shall commence on the Effective Date and end three (3) years from the Effective Date ("Consulting Term"). For purposes of clarity, the Consulting Term shall commence on the Effective Date and end thirty-six
                        (36) months after the Effective Date.

                  (b) Cassel may terminate the consulting arrangement between Cassel and EpiCept set forth in this Section 5 by giving *** days prior written notice thereof.

                  (c) EpiCept and Cassel may terminate the consulting arrangement between Cassel and EpiCept set forth in this
                        Section 5 at anytime by mutual written agreement.

                  (d) EpiCept may terminate the consulting arrangement between Cassel and EpiCept set forth in this Section 5 immediately and without prior written notice or opportunity to cure if Cassel refuses or is unable to perform the Services or is in breach of any material provision of this Section 5.

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                  (e)   Upon termination of the consulting arrangement between
                        Cassel and EpiCept set forth in this Section 5, all rights and duties of the parties hereunder shall cease except:

                              (i) in the event that the consulting arrangement
                        between Cassel and EpiCept is terminated by EpiCept, EpiCept shall be obliged to pay, within *** days after receipt of Cassel's final statement, all undisputed amounts owing to Cassel for unpaid Services and related expenses, if any, in accordance with Section 5.1 hereof; and

                              (ii) Sections 5.2, 5.3 and 6.7 shall survive
                        termination of this Section 5 of this Agreement.

6.0   Miscellaneous

            6.1 Sports Medicine and Rehabilitation: EpiCept acknowledges that Cassel is free to pursue with any interested third party sports medicine and/or rehabilitation.

            6.2 No Implied Licenses: No license rights to the Patent or any Inventions shall be created hereunder by implication, estoppel or otherwise and nothing herein shall be construed to grant to Cassel any rights or licenses under the Patent or Inventions.

            6.3 Notice: Any notices required or permitted to be given under this Agreement shall be deemed given if communicated in the English language and delivered to the party to be notified at its address shown below or at such other address as may be furnished from time to time by the party to be notified to the notifying party in writing either (a) by registered air mail, postage prepaid, which notice shall be effective five (5) days after the date of mailing or (b) in person, by telefax (with proof of transmission and confirmation by first-class mail postage paid), or overnight courier, which notice shall be effective on the business day immediately following the date of such delivery.

            If to Cassel, addressed to:        R. Douglas Cassel, M.D.
                                               4401 Fargreen Road
                                               Harrisburg, P0A 17110

            With a copy to:                    Jered L. Hock
                                               Metzger, Wickersham
                                               3211 North Front Street
                                               P.O. Box 5300
                                               Harrisburg, PA 17110

            If to EpiCept:                     EpiCept Corporation
                                               270 Sylvan Avenue
                                               Englewood Cliffs, NJ 07632
                                               Attn.: Jack V. Talley, Chief
                                               Executive Officer

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            6.4 Entire Agreement: This Agreement and exhibit hereto set forth the entire agreement and understanding between the parties regarding the Patent, and supercedes and replaces any and all prior arrangements and understandings relating to such matters, including the Original Agreement. None of the terms of this Agreement may be modified except as set forth in writing and signed by Cassel and EpiCept.

            6.5 Amendments: This Agreement may only be amended by a written agreement signed by both parties.

            6.6 Waiver: A waiver by either party of any term or condition of this Agreement in any one instance shall not be deemed to be a waiver of such term or condition for any similar instance in the future or any subsequent breach thereof. No delay or failure by either party to exercise any right, power, or remedy hereunder shall constitute a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy preclude other or further exercise thereof or the exercise of any other right power, ore remedy.

            6.7 Severability: The invalidity of any provision or part of this Agreement shall not affect the validity of this Agreement in its entirety nor any provision or part thereof. In the event any provisions of this Agreement are judged legally invalid, they shall automatically be severed herefrom and the remaining provisions shall continue in full force and effect, provided that should such invalidity substantially alter the rights of either Party, the Parties shall promptly renegotiate in good faith the severed provisions of this Agreement.

            6.8 Assignment: This Agreement may not be assigned by Cassel. This Agreement may be assigned by EpiCept provided that such assignee agrees in writing to be bound by the terms and provisions of this Agreement or is so bound by operation of law. Any purported assignment in violation of the provisions of this paragraph shall be null and void.

            6.9 No Agency, Partnership, or Joint Venture: Nothing in this Agreement shall be deemed to make the parties partners, joint venturers, or agents of one another. No party to this agreement shall have the power to bind or obligate the other. Cassel shall perform the Services hereunder as an independent contractor. Cassel acknowledges and agrees that Cassel is obligated to report as income all compensation received by Cassel pursuant to this Agreement, and Cassel agrees to indemnify EpiCept and hold it harmless to the extent of any obligation imposed on EpiCept (i) to pay withholding taxes or similar items or (ii) resulting from Cassel's being determined not to be an independent contractor.

            6.10 Survival. Sections 5.2, 5.3 and 6.7 shall survive termination of this Agreement.

            6.11 Governing Law: This Agreement shall be deemed to have been made in the State of New Jersey, and shall be governed and construed in accordance with the laws of New Jersey.

            6.12 Counterparts. This Agreement may be executed in two (2) counterparts, whereby each party may execute a duplicate original thereof, and each counterpart shall have

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      the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

                           [SIGNATURE PAGE TO FOLLOW]

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IN WITNESS HEREOF, the parties have executed this Agreement as of the date first written above.

EpiCept Corporation                           R. Douglas Cassel, M.D.

By: /s/ JACK V. TALLEY                        By: /s/ R. DOUGLAS CASSEL
    ---------------------------------             ------------------------------
    Jack V. Talley                                R. Douglas Cassel, M.D.
    Chief Executive Officer  7/18/03                                7/22/03

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